Exhibit 23.1 - Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SBS Technologies, Inc.:

We consent to incorporation by reference in the following registration statements of SBS Technologies, Inc. of our report dated August 9, 2004, with respect to the consolidated balance sheets of SBS Technologies, Inc. and subsidiaries as of June 30, 2004, and 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 annual report on Form 10-K of SBS Technologies, Inc..
Form	Registration Statement No.	Description
S-8	333-23053	SBS Technologies, Inc. 1996 Employee Stock Purchase Plan and the SBS Technologies, Inc. 1997 Employee Incentive Stock Option Plan
S-8	033-98558	SBS Technologies, Inc. 1993 Director And Officer Stock Option Plan; SBS Technologies, Inc. 1996 Incentive Stock Option Plan
S-8	333-68945	SBS Technologies, Inc. 1998 Long-Term Equity Incentive Plan
S-8	333-69260	SBS Technologies, Inc. 2000 Long-Term Equity Incentive Plan
S-3	333-20129	SBS Technologies, Inc. Common Stock
S-3	333-36948	SBS Technologies, Inc. Common Stock
S-3	333-111239	SBS Technologies, Inc. Common Stock

KPMG LLP

Albuquerque, New Mexico
September 9, 2004